Exhibits 4.2

CNinsure Inc.		CNINSURE INC.
(Incorporated under the laws of the Cayman Islands
Number:
XX	Number		Ordinary Shares
	XX		XX

Ordinary Shares:	US$10,000,000 Share Capital divided into
XX	10,000,000,000 Ordinary Shares of a par value of US$0.001 each

Issued to: XX	THIS IS TO CERTIFY THAT-----------------------------------------XX---------------------is the registered holder of-------------------------------------XX-----------------------Ordinary Shares in the above-named

Dated	Company subject to the memorandum and articles of association thereof.
XX

Transferred from:	EXECUTED for and on behalf of the Company on 2007.
XX
XX
DIRECTOR

TRANSFER

I	(the Transferor) for the value received

DO HEREBY transfer to	(the Transferee) the

shares standing in my name in the

undertaking called CNINSURE INC.

To hold the same unto the Transferee

Dated

Signed by the Transferor

in the presence of:

Witness	Transferor